AMERICAN POWER CONVERSION CORPORATION

                              132 Fairgrounds Road
                        West Kingston, Rhode Island 02892


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


To the Shareholders:

     The Annual Meeting of Shareholders of American Power Conversion Corporation, a Massachusetts corporation (the "Company"), will be held on Thursday, June 7, 2001 at 10:00 a.m., local time, in the Main Conference Room at APC's St. Louis offices located at 801 Corporate Centre Drive, St. Charles, Missouri, for the following purposes:

1.   To fix the number of directors at five.

2.   To elect a Board of Directors for the ensuing year.

3. To consider and act upon a shareholder proposal regarding the composition of the Company's Board of Directors, which proposal is OPPOSED by the Company's Board of Directors.

4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Shareholders of record at the close of business on April 17, 2001 will be entitled to vote at the meeting or any adjournments thereof.

IF YOU PLAN TO ATTEND:

     Please be aware that seating may be limited. Registration and seating will begin at 9:00 a.m. Please bring valid picture identification, such as a driver's license or passport. You may be required to provide this upon entry to the meeting. Shareholders holding stock in brokerage accounts ("street name" holders) will also need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting.



                              By Order of the Board of Directors,

                              /s/ Emanuel E. Landsman

                              Emanuel E. Landsman,
                              Clerk
April 18, 2001



      SHAREHOLDERS ARE REQUESTED TO SIGN THE ENCLOSED PROXY CARD AND RETURN

               IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

                      AMERICAN POWER CONVERSION CORPORATION

                              132 Fairgrounds Road
                        West Kingston, Rhode Island 02892



               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held on June 7, 2001


     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of American Power Conversion Corporation, a Massachusetts corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Thursday, June 7, 2001 at 10:00 a.m., local time, in the Main Conference Room at APC's St. Louis Offices located at 801 Corporate Centre Drive, St. Charles, Missouri (the "Meeting").

     Only shareholders of record as of the close of business on April 17, 2001 will be entitled to vote at the Meeting and any adjournments thereof. As of that date, 194,908,352 shares of Common Stock, par value $.01 per share, of the Company were issued and outstanding. Each share of Common Stock outstanding as of the record date will be entitled to one vote, and shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by delivering written notice to the Clerk of the Company at any time before it is exercised or by delivering a later executed proxy to the Clerk of the Company at any time before the original proxy is exercised.

     Each of the persons named as proxies in the proxy is a director and officer of the Company. All properly executed proxies returned in time to be cast at the Meeting will be voted. With respect to the election of a Board of Directors, any shareholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing the name of such individual or group of individuals in the space provided on the proxy. In addition to the election of directors, the shareholders will consider and vote upon proposals to: (i) fix the number of directors at five; and (ii) to consider and act upon a stockholder proposal regarding the composition of the Company's Board of Directors. Where a choice has been specified on the enclosed proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the shareholders' specifications contained therein. In the absence of specifications, the shares represented by the enclosed proxy will be voted FOR fixing the number of directors at five; FOR the five nominees for director named in this proxy statement; AGAINST the shareholder proposal set forth in this proxy statement if the shareholder proposal is properly presented by the proponent's qualified representative for action at the Meeting; and according to the discretion of the proxies on any other matters to properly come before the Meeting.

    The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum at the Meeting. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, with respect to such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at the Meeting. All other matters being submitted to shareholders require the affirmative vote of a majority of the shares of Common Stock of the Company present in person or represented by proxy and entitled to vote at the Meeting. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-vote" shares are not so included.

     The Board of Directors knows of no other matter to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

     All share and per share information contained in this proxy statement has been adjusted to reflect a 2-for-1 stock split effected in the form of a stock dividend in May 1999.

     An Annual Report to Shareholders, containing financial statements for the fiscal year ended
December 31, 2000, is being mailed together with this proxy statement to all shareholders entitled to vote. This proxy statement and the accompanying proxy are intended to be mailed to shareholders on or about April 26, 2001.

MANAGEMENT AND PRINCIPAL HOLDERS OF VOTING SECURITIES

     Unless otherwise noted, the following table sets forth as of March 12, 2001, certain information regarding beneficial ownership of the Company's Common Stock (i) by each person who, to the knowledge of the Company, beneficially owned more than 5% of the outstanding shares of Common Stock of the Company outstanding at such date, (ii) by each director or nominee for director of the Company, (iii) by each executive officer named in the Summary Compensation Table in this proxy statement, and (iv) by all directors, nominees for director and executive officers of the Company as a group.


 Name and Address                       Amount and Nature     Percentage of
of Beneficial Owner              of Beneficial Ownership(1)   Common Stock
                                                              Outstanding(2)


Rodger B. Dowdell, Jr.                       18,046,385(3)      9.2%
American Power Conversion Corporation
132 Fairgrounds Road
West Kingston, RI 02892

Neil E. Rasmussen                            9,754,094(4)       5.0%
APC America, Inc.
755 Middlesex Turnpike
Billerica, MA 01862

Emanuel E. Landsman                          2,163,223(5)       1.1%
APC America, Inc.
755 Middlesex Turnpike
Billerica, MA 01862

James D. Gerson                              593,226(6)         *
Fahnestock & Co
780 Third Avenue
New York, NY 10017

Ervin F. Lyon                                749,030(7)         *
270 North Haverhill Road
Kensington, NH 03833-5503

Edward W. Machala                            302,328(8)         *
APC America, Inc.
132 Fairgrounds Road
West Kingston, RI 02892

Donald M. Muir                               93,492(9)          *
APC America, Inc.
132 Fairgrounds Road
West Kingston, RI 02892

Aaron L. Davis                               233,032(10)        *
American Power Conversion Corporation
132 Fairgrounds Road
West Kingston, RI  02892

David P. Vieau                               36,337(11)         *
145 Harrison Avenue
Newport, RI 02840

All directors and                            31,971,147(12)     16.3%
executive officers as
a group (9 persons)
__________________________________
*Less than 1.0%

(1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares listed.

(2) The number of shares of Common Stock deemed outstanding on March 12, 2001 includes (i) 194,904,115 shares outstanding on such date and (ii) all options that are currently exercisable or will become exercisable within 60 days thereafter by the persons or group in question.

(3) Includes 484,826 shares of Common Stock issuable to Mr. Dowdell pursuant to options which may be exercised within the next 60 days; 752,630 shares of Common Stock currently allocated to Mr. Dowdell under the Company's Employee Stock Ownership Plan (the "ESOP"); and 1,557 shares currently held by Mr. Dowdell under the Company's 401(k) Plan.

(4) Includes 189,750 shares of Common Stock issuable to Mr. Rasmussen pursuant to options which may be exercised within the next 60 days; 609,401 shares of Common Stock currently allocated to Mr. Rasmussen under the Company's ESOP; and 199 shares currently held by Mr. Rasmussen under the Company's 401(k) Plan. Does not include 160,424 shares held by the Neil and Anna Rasmussen Foundation, a charitable trust. Mr. Rasmussen disclaims beneficial ownership of the shares held by such trust.

(5) Includes 46,700 shares of Common Stock issuable to Dr. Landsman pursuant to options which may be exercised within the next 60 days; 253,759 shares of Common Stock currently allocated to Dr. Landsman under the Company's ESOP; and 1,170 shares currently held by Dr. Landsman under the Company's 401(k) Plan. Does not include 40,000 shares held by a trust for the benefit of certain family members. Dr. Landsman disclaims beneficial ownership of the shares held by such trust.

(6) Includes 66,250 shares of Common Stock issuable to Mr. Gerson pursuant to options which may be exercised within the next 60 days. Does not include 8,000 shares held by Mr. Gerson's wife for the benefit of his children. Mr. Gerson disclaims beneficial ownership of the shares held by his wife for the benefit of his children.

(7) Includes 66,250 shares of Common Stock issuable to Dr. Lyon pursuant to options which may be exercised within the next 60 days. Does not include 99,484 shares held by a trust for the benefit of Dr. Lyon's daughter. Dr. Lyon disclaims beneficial ownership of the shares held by such trust.

(8) Includes 208,031 shares of Common Stock issuable to Mr. Machala pursuant to options which may be exercised within the next 60 days; 93,698 shares of Common Stock currently allocated to Mr. Machala under the Company's ESOP; and 199 shares currently held by Mr. Machala under the Company's 401(k) Plan.

(9) Includes 61,932 shares of Common Stock issuable to Mr. Muir pursuant to options which may be exercised within the next 60 days; 2,735 shares of Common Stock currently allocated to Mr. Muir under the Company's ESOP; and 1,575 shares currently held by Mr. Muir under the Company's 401(k) Plan.

(10) Includes 164,461 shares of Common Stock issuable to Mr. Davis pursuant to options which may be exercised within the next 60 days; 31,093 shares currently allocated to Mr. Davis under the Company's ESOP; and 2,698 shares currently held by Mr. Davis under the Company's 401(k) Plan.

(11) Includes 17,018 shares of Common Stock currently allocated to Mr. Vieau under the Company's ESOP; and 1,173 shares currently held by Mr. Vieau under the Company's 401(k) Plan.

(12) Includes 1,288,200 shares issuable to the directors and executive officers of the Company pursuant to options which may be exercised within the next 60 days; 1,760,334 shares allocated to the accounts of the executive officers of the Company under the Company's ESOP; and 8,571 shares held by the accounts of the executive officers of the Company under the Company's 401(k) Plan. Also see footnotes (3) through (11).

PROPOSALS NOs. 1 & 2:   NUMBER AND ELECTION OF DIRECTORS

     At the Meeting, the shareholders will vote on fixing the number of directors at five and electing the entire Board of Directors. The directors of the Company are elected annually and hold office until the next annual meeting of shareholders and until their successors shall have been chosen and qualified.

     Shares represented by all proxies received by the Board of Directors and not so marked as to oppose or abstain from voting on fixing the number of directors will be voted for fixing the number of directors for the ensuing year at five.

     Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director or for all directors will be voted (unless one or more nominees is unable or unwilling to serve) for the election of the nominees named in the table below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number. All of the nominees are currently directors of the Company and were elected at the Annual Meeting of Shareholders held on May 11, 2000. The following table sets forth the year each nominee first became a director of the Company, each nominee's age, and the positions each nominee currently holds with the Company.

Nominee          Director Since   Age   Position(s) Held with Company

Rodger B. Dowdell, Jr.      1985   51   Chairman of the Board of Directors,
                                        President and Chief Executive Officer

Emanuel E. Landsman         1981   64   Director, Vice President and Clerk

Neil E. Rasmussen           1981   46   Director, Vice President and Chief
                                        Technical Officer

Ervin F. Lyon (1)(2)        1981   65   Director

James D. Gerson (1)(2)      1988   57   Director
__________________________________

(1)  Member, Compensation and Stock Option Committee
(2)  Member, Audit Committee


     The By-laws of the Company provide that each director is elected to hold office until the next annual meeting of shareholders, and until his successor is chosen and qualified. The officers of the Company are elected annually at the first meeting of the Board of Directors following the annual meeting of shareholders and hold office until their respective successors are chosen and qualified.

     Rodger B. Dowdell, Jr. has been President and a Director since August 1985 and Chairman of the Board of Directors since June 1988. From January to August 1985, Mr. Dowdell worked for the Company as a consultant, developing a marketing and production strategy for uninterruptible power supply products. From 1978 to December 1984, he was President of Independent Energy, Inc., a manufacturer of electronic temperature controls.

     Emanuel E. Landsman has been Vice President, Clerk and a Director of the Company since its inception. From 1966 to 1981, Dr. Landsman worked at Massachusetts Institute of Technology's ("M.I.T.") Lincoln Laboratory, where he was in the Space Communications Group from 1966 to 1977 and the Energy Systems Engineering Group from 1977 to 1981.

     Neil E. Rasmussen became Chief Technical Officer of the Company in 1997, and has been Vice President and a Director of the Company since its inception. From 1979 to 1981, Mr. Rasmussen worked in the Energy Systems Engineering Group at M.I.T.'s Lincoln Laboratory.

     Ervin F. Lyon has been a Director of the Company since its inception. From September 1986 to March 1993, Dr. Lyon worked for M.I.T.'s Lincoln Laboratory, from which he retired in March 1993. From the inception of the Company through August 1985, Dr. Lyon was President and Chairman of the Board of Directors of the Company. From 1977 to 1981, Dr. Lyon was a member of the technical staff at M.I.T.'s Lincoln Laboratory.

     James D. Gerson has been a Director of the Company since August 1988. Mr. Gerson has been a Vice President of Fahnestock & Co. for more than five years. Mr. Gerson is also a member of the Board of Directors of Ag Services of America, Inc., Fuel Cell Energy, Inc., and Evercel, Inc.

     There are no family relationships between directors and executive officers of the Company, except that Mr. Dowdell is the uncle of Aaron L. Davis, Vice President, Small Systems Group.


THE BOARD OF DIRECTORS BELIEVES THAT FIXING THE NUMBER OF DIRECTORS AT FIVE AND ELECTING ALL OF THE NOMINEES AS DIRECTORS IS IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR THESE PROPOSALS.


Meetings of the Board of Directors and Committees

     The Board of Directors met seven times and took action by unanimous written consent two times during the fiscal year ended December 31, 2000.

     The Company's Compensation and Stock Option Committee, comprised of Messrs. Gerson and Lyon, met three times and took action by unanimous written consent two times during the fiscal year ended December 31, 2000. The Compensation and Stock Option Committee makes recommendations to the Board of Directors regarding compensation and benefits for employees, consultants and directors of the Company, determines the compensation of executive officers and is responsible for the administration of the Company's 1987 Stock Option Plan, 1993 Non-Employee Director Stock Option Plan, 1997 Stock Option Plan, 1997 Non-Employee Director Stock Option Plan and 1997 Employee Stock Purchase Plan.

     The Company's Audit Committee, comprised of Messrs. Gerson and Lyon, met two times during the fiscal year ended December 31, 2000. The Audit Committee oversees the accounting, tax and financial functions of the Company, including matters relating to the appointment and activities of the Company's auditors.

     The Company does not currently have a standing Nominating Committee.

     During the fiscal year ended December 31, 2000, each director attended at least 75% of the meetings held by the Board of Directors. Overall attendance at meetings of the Board of Directors was in excess of 96%. All of the members of the Compensation and Stock Option Committee and the Audit Committee attended all of the meetings of such committees.

Compensation of Directors
     As compensation for serving on the Board of Directors, each non-employee director receives (i) $20,000 per year, (ii) $1,500 for attendance at a meeting of the Board of Directors, and (iii) $1,500 for attendance at a meeting of a Committee of the Board of Directors held on a day on which no meeting of the Board of Directors is held. Non-employee directors are also reimbursed for reasonable expenses incurred while attending meetings.

     On February 25, 1993, the Board of Directors of the Company adopted the 1993 Non-Employee Director Stock Option Plan (the "1993 Director Plan"), subject to approval by the Company's shareholders, which approval was granted on May 20, 1993. The 1993 Director Plan provides for a one-time grant of a stock option to purchase 40,000 shares of Common Stock to each member of the Company's Board of Directors who is neither an employee nor officer of the Company. An option was granted to each of Messrs. Gerson and Lyon, the two members of the Board of Directors entitled to participate in the 1993 Director Plan, on February 25, 1993. Such options have an exercise price of $6.00 per share, the fair market value on the date of grant. Each director can currently exercise an option to purchase up to 40,000 shares of Common Stock under the 1993 Director Plan.

     On February 12, 1997, the Board of Directors of the Company adopted the 1997 Non-Employee Director Stock Option Plan (the "1997 Director Plan"), subject to approval by the Company's shareholders, which approval was granted on April 21, 1997. The 1997 Director Plan authorized the grant on April 21, 1997 and each February 12th thereafter, of an option to purchase 20,000 shares of Common Stock to each member of the Company's Board of Directors who is neither an employee nor officer of the Company.
Accordingly, options were granted on April 21, 1997, February 12, 1998, February 12, 1999, February 12, 2000 and February 12, 2001 to each of Messrs. Gerson and Lyon, the two members of the Board of Directors entitled to participate in the 1997 Director Plan. Such options have exercise prices of $10.8750, $13.50, $19.9375, $29.8438 and $13.25 per share, respectively, the fair market value on the date of grant. Each director can currently exercise options to purchase up to 26,250 shares of Common Stock under the 1997 Director Plan.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2000, 1999, and 1998, of those persons who were at December 31, 2000 (i) the chief executive officer and (ii) the four other most highly compensated executive officers of the Company and (iii) one executive officer who would have been included in the preceding clause (ii) but for the fact that he was no longer an executive officer of the Company as of December 31, 2000 (collectively, the "Named Officers").

Summary Compensation Table

                                                               Long-Term
                                   Annual Compensation(1)
                                                             Compensation(2)
                                                               Securities
Name and                                                        Underlying         All Other
 Principal Position      Year        Salary       Bonus(3)      Options (#)       Compensation

Rodger B. Dowdell, Jr.   2000       $535,000       $      -        588,000       $ 11,360(5)
Chairman of the Board of 1999        535,000        493,805        193,300          6,795(5)
Directors, President and 1998        516,031(4)     458,235        216,000          8,523(5)
Chief Executive Officer

Neil E. Rasmussen        2000        320,000              -        200,000          2,610(6)
Vice President, Chief    1999        320,000              -         86,000          2,370(6)
Technical Officer and    1998        289,000(4)     256,632         43,000          5,360(6)
Director

Edward W. Machala        2000        320,000              -        250,000          2,240(7)
Vice President,          1999        320,000        295,360        103,500          2,030(7)
Operations and Treasurer 1998        303,665(4)     269,655         86,000          5,030(7)

Donald M. Muir           2000        259,000              -        180,000          8,118(8)
Vice President, Finance  1999        259,000        239,057         71,400          6,835(8)
and Administration, and  1998        248,988(4)     221,102         72,000          8,377(8)
Chief Financial Officer

Aaron L. Davis           2000        220,000              -        120,000          7,980(9)
Vice President,          1999        220,000        203,061        177,400          5,761(9)
Small Systems Group      1998        191,537(4)     170,085         60,000          3,089(9)

David P. Vieau           2000        261,200              -              -        119,712(10)
Vice President,          1999        289,000        266,747         86,000          5,630(10)
Worldwide
Business Development     1998        289,000        256,632         86,000          8,755(10)

__________________________________

1. Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

2. Represents the number of stock options granted during the fiscal years ended December 31, 2000, 1999 or 1998. The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long term incentive plan payouts during the fiscal years ended December 31, 2000, 1999 or 1998.

3. Includes bonus payments earned by the Named Officers in the years indicated, for services rendered in such years, which were paid in subsequent years.

4.   Reflects an increase in salary effected in May 1999, retroactive to July
     1998.

5. Includes $3,710, $3,340, and $3,020, respectively, in premiums on a term life insurance policy for Mr. Dowdell's benefit for fiscal years ended December 31, 2000, 1999 and 1998; and $7,650, $3,455 and $5,503,
     respectively, contributed to Mr. Dowdell's account by the Company pursuant to the Company's 401(k) Plan for fiscal years ending December 31, 2000, 1999 and 1998.

6. Includes $2,610, $2,370 and $2,160, respectively, in premiums on a term life insurance policy for Mr. Rasmussen's benefit for fiscal years ended December 31, 2000, 1999 and 1998; and $3,200 contributed to Mr. Rasmussen's account by the Company pursuant to the Company's 401(k) Plan for the fiscal year ending December 31, 1998.

7. Includes $2,240, $2,030 and $1,830, respectively, in premiums on a term life insurance policy for Mr. Machala's benefit for fiscal years ended December 31, 2000, 1999 and 1998; and $3,200 contributed to Mr. Machala's account by the Company pursuant to the Company's 401(k) Plan for the fiscal year ending December 31, 1998.

8. Includes $468, $435 and $377, respectively, in premiums on a term life insurance policy for Mr. Muir's benefit for fiscal years ended December 31, 2000, 1999 and 1998; and $7,650, $6,400 and $8,000, respectively, contributed to Mr. Muir's account by the Company pursuant to the Company's 401(k) Plan for fiscal years ending December 31, 2000, 1999 and 1998.

9. Includes $330, $315 and $320, respectively, in premiums on a term life insurance policy for Mr. Davis' benefit for fiscal years ended December 31, 2000, 1999 and 1998; and $7,650, $5,446 and $2,769, respectively, contributed to Mr. Davis' account by the Company pursuant to the Company's 401(k) Plan for fiscal years ending December 31, 2000, 1999 and 1998.

10. Includes $910, $830 and $755, respectively, in premiums on a term life insurance policy for Mr. Vieau's benefit for fiscal years ended December 31 2000, 1999 and 1998; $7,650, $4,800 and $8,000, respectively, contributed to Mr. Vieau's account by the Company pursuant to the Company's 401(k) Plan for fiscal years ending December 31, 2000, 1999 and 1998; and $111,152 in severance for the fiscal year ended December 31, 2000. Mr. Vieau's employment with the Company terminated in November 2000.


Option Grants in the Last Fiscal Year

     The following table sets forth grants of stock options pursuant to the Company's 1997 Stock Option Plan granted during the fiscal year ended December 31, 2000 to the Named Officers. The Company did not grant any stock appreciation rights to the Named Officers during the fiscal year ended December 31, 2000.

                                                                    Potential Realizable Value
                                                                      at Assumed Annual Rates
                                                                    of Stock Price Appreciation
                -----------Individual Grants(1)-----------------
                         Percent of Total                              for Option Term(2)
                            Number of
               Securities  Options Granted   Exercise
               Underlying  to Employees       Price
                 Options       in                      Expiration
Name             Granted   Fiscal Year      Per Share    Date(3)          5%             10%

Rodger B.         588,000      6.34%         $12.75     11/8/10     $4,714,823     $11,948,287
Dowdell, Jr.

Neil E.           200,000      2.16%          12.75     11/8/10      1,603,681       4,064,043
Rasmussen

Edward W.         250,000      2.70%          12.75     11/8/10      2,004,602       5,080,054
Machala

Donald M. Muir    180,000      1.94%          12.75     11/8/10      1,443,313       3,657,639

Aaron L. Davis    120,000      1.29%          12.75     11/8/10        962,209       2,438,426

David P. Vieau       -           -               -          -             -             -

__________________________________

1. All options were granted by the Compensation and Stock Option Committee at the fair market value on the date of grant.

2. Amounts reported in these columns represent amounts that may be realized upon exercise of the options and subsequent sale of the underlying shares immediately prior to the expiration of their term assuming the specified rates of appreciation (5% and 10%) on the market value of the Company's Common Stock on the date of option grant, compounded annually from the date the respective options were granted, over the term of the options. The gains shown are net of the option exercise price but do not reflect deductions for taxes or other expenses associated with the exercise of the options or sale of the underlying shares. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

3. The grant date of all options is 10 years prior to the expiration date. Options vest at the rate of 25% on the first anniversary of the grant date and 12.5% each six months thereafter.


Option Exercises and Fiscal Year-End Values

     The following table sets forth information with respect to options to purchase the Company's Common Stock granted under the 1987 Stock Option Plan and the 1997 Stock Option Plan including (i) the number of shares purchased upon exercise of options in 2000, (ii) the net value realized upon such exercise,
(iii) the number of unexercised options outstanding at December 31, 2000 and
(iv) the value of such unexercised options at December 31, 2000:

                    Number of                 Number of Unexercised          Value of Unexercised
                      Shares                       Options at               In-the-Money Options at
                   Acquired on    Value        December 31, 2000              December 31, 2000(1)
Name                 Exercise    Realized   Exercisable   Unexercisable   Exercisable     Unexercisable

Rodger B. Dowdell,       -           -         397,456       857,844        $480,664       $160,221
Jr.

Neil E. Rasmussen        -           -         156,500       309,500         185,062         61,687

Edward W. Machala    20,000     $514,687       174,781       386,899         433,710        206,320

Donald M. Muir       37,100      848,157        33,754       279,288          76,250        136,258

Aaron L. Davis         -            -          141,209       273,811         164,500        102,211

David P. Vieau      114,592    2,420,325        37,338           -            74,700             -

__________________________________

1. Value is based on the difference between the option exercise price and $12.375, the closing price as quoted on The Nasdaq Stock Market on the last trading day of the fiscal year, multiplied by the number of shares underlying the option.



REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     The Company's executive officer compensation policy is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee is comprised of the Company's two non-employee directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of senior management.


General Compensation Philosophy

     The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and effective leaders. The Company's philosophy is to provide a total compensation opportunity that matches competitive standards for commensurate performance. The compensation policy includes various components of compensation that are intended to align management behaviors and priorities directly with the Company's strategic objectives and to encourage management to act in the best long-term interest of the Company and its shareholders. Annual cash bonuses are included to encourage effective performance relative to the Company's current plans and objectives. Stock options are included to promote longer-term focus, to help retain key contributors, and to more closely align the executives' interests with those of shareholders.

     The Compensation Committee's executive compensation policy is designed to achieve the following objectives: (i) enhance profitability of the Company and shareholder value, (ii) align compensation with the Company's annual and long-term performance goals, (iii) reward above-average long-term corporate performance, (iv) structure executive performance measures to emphasize team achievement, (v) reinforce individual growth in leadership capabilities and contribution over an individual's career, and (vi) encourage long-term retention.


Executive Officer Compensation Policy

     The Company's executive officer compensation policy generally consists of three elements: base salary, annual cash bonus and long-term incentive compensation in the form of stock options.

Cash Compensation
     Annual cash compensation consists of two elements: base salary and annual cash bonus. Each officer is offered a base salary that is commensurate for the role that he or she is performing. In setting the annual cash compensation for Company executive officers (other than the Chief Executive Officer), the Compensation Committee reviews compensation for comparable positions in a group of companies selected by the Compensation Committee for comparison purposes. Most of these companies are engaged in the manufacture and sale of computer hardware, peripherals and components, and are industry peers, competitors, and those successful organizations that the Company wishes to emulate. The Company also regularly compares its compensation practices with other leading companies through reviews of benchmark surveys and proxy data.

     Increases in annual base salary are based on a periodic review and evaluation of the performance of the operation or function for which the executive has responsibility, and is measured against defined performance criteria. The executive is also reviewed according to his or her competence as an effective leader in the Company, which includes an evaluation of the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both within and outside of the Company.

     The annual cash bonus is tied directly to the attainment of Company financial performance targets approved by the Compensation Committee. The bonus is designed to promote world class performance by setting incentive thresholds at aggressive levels and by providing highly leveraged award funding on the upside. The ratio of bonus ("variable" pay) to base salary ("fixed" pay) varies significantly across the levels in the organization and reflects the ability of the individual to impact the performance of the Company and to absorb the risk of variable pay. At the executive officer level, the cash bonus is dependent principally on corporate performance, with each bonus subject to review and approval by the Compensation Committee.

     The purpose of the cash bonus is to recognize and reward the contribution of all executives in achieving or exceeding the Company's established goals and objectives. The cash bonus provided for an annual payment based on the weighted average of the Company's annual revenue and net income growth rates over the prior year. The annual cash incentive is set currently at a target of 60% of executive base salary. Corresponding to the level of actual total company revenue and net income growth rate achieved, the cash bonus is calculated as a multiple of base salary, ranging from zero to a maximum of 168%.

     The Chief Executive Officer's employment agreement provides that his cash compensation shall be in accordance with standards for chief executive officers of similar size companies. After determining appropriate salary and bonus, then reviewing it against data from peer comparison companies (defined as those with sustained high growth in sales, net income and EPS, with a range of one-half to two times the Company's annual revenues), the Compensation Committee believes the Chief Executive Officer's cash compensation is commensurate with his individual and organizational performance.

Long-term Incentive Compensation
     Incentive compensation in the form of stock options is designed to provide long-term incentives to executive officers (including the Chief Executive Officer) and other employees, to encourage the executive officers and other employees to remain with the Company and to enable optionees to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. The Company's 1997 Stock Option Plan, administered by the Compensation Committee, is the vehicle for the granting of stock options.

     The 1997 Stock Option Plan permits the Compensation Committee to grant stock options to eligible employees, including executive officers. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time.

     During 2000, the Compensation Committee granted options potentially exercisable for a combined total of 1,338,000 shares of Common Stock to seven executive officers (including the Chief Executive Officer). The exercise price is equal to the fair market value on the date of grant. The options granted to each executive officer become exercisable ratably over the next four years subject to his or her continued employment with the Company.

     In 1997, the Company developed and implemented a 401(k) savings program in which all executive and non-executive U.S.-based employees who meet applicable criteria are eligible to participate, subject to any legal limitations on the amounts that may be contributed. The Company provides a matching benefit in an amount equal to 100% on the first 3% of employee contributions plus 50% on the next 3% of employee contributions. Employees are fully vested in their employer matching contribution.

     The 1997 Employee Stock Purchase Plan is administered by the Compensation Committee and is intended to encourage ownership by all eligible employees of the Company and participating subsidiaries so that they may share in the growth of the Company. Eligible employees, including executive officers of the Company, are those whose customary employment is more than 20 hours per week for more than five months in any calendar year. Eligible employees who elect to participate may purchase through payroll deduction shares of the Company's Common Stock at 85% of the fair market value at specified dates, subject to certain limitations. It is the intent of the Company to extend this program to employees in foreign locations where local tax and legal rules and regulations permit.

     The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policy implemented has contributed, and will continue to contribute, towards achieving this goal.


Tax Considerations
     In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Company has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Company's present intention that, so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

     This report has been submitted by the members of the Compensation
Committee.


James D. Gerson
Ervin F. Lyon

EMPLOYMENT CONTRACT AND CHANGE-IN-CONTROL AGREEMENTS

     The Company has entered into an employment agreement with its Chief Executive Officer. The agreement is automatically renewed annually unless either party notifies the other 60 days prior to the renewal date. Pursuant to the agreement, the Company pays the Chief Executive Officer an annual salary and a bonus which are based on the salaries and bonuses paid to Chief Executive Officers of electronics companies having approximately the same revenues as the Company. The Chief Executive Officer is obligated under the agreement not to compete with the Company while he is employed by the Company and for a period of one year thereafter. The Company does not have employment agreements with any other executive officers.


     The Company has also entered into separate Change-In-Control Severance Agreements with Messrs. Dowdell, Rasmussen, Machala, Muir and Davis which are designed to provide an incentive to each executive to remain with the Company leading up to and following a Change in Control. For purposes of the agreements, "Change in Control" means (i) the members of the Board of Directors of the Company at the beginning of any consecutive 24-calendar month period ("Incumbent Directors") cease for any reason other than death to constitute at least a majority of the Board, provided that any director whose election, or nomination for election, was approved by at least a majority of the members of the Board then still in office who were members of the Board at the beginning of the 24-calendar month period shall be deemed to be an Incumbent Director; (ii) any consolidation or merger whereby the stockholders of the Company immediately prior to the consolidation or merger do not, immediately after the consolidation or merger, beneficially own shares representing 50% or more of the combined voting power of the securities of the corporation (or its ultimate parent corporation) issuing cash or securities in the consolidation or merger; (iii) any sale or other transfer of all or substantially all of the assets of the Company to another entity, other than an entity of which at least 50% of the combined voting power is owned by shareholders in substantially the same proportion as their ownership of the Company prior to the transaction, or (iv) any approval by the shareholders of the Company of a plan for liquidation or dissolution of the Company. Upon a Change in Control, all of the executive's unvested stock options automatically vest and become immediately exercisable.
In the event of a subsequent termination of the executive's employment for any reason, all of the executive's stock options become exercisable for the lesser of (i) the remaining applicable term of the particular stock option or (ii) three years from the date of termination. The provisions regarding acceleration of vesting upon a Change of Control and extension of the period of exercisability are subject to certain limitations applicable to "incentive stock options" contained in Section 422 of the Internal Revenue Code. If within two years following a Change in Control the executive's employment is terminated (i) by the Company other than for specified cause, death or disability, or (ii) by the executive for specified good reason, the executive shall be entitled to the following: (i) a multiple (the "Multiple") of the executive's annual base salary and the executive's bonus for the preceding year; (ii) continued health, life and disability benefits for a period of years equal to the Multiple; (iii) outplacement services for up to one year following termination; (iv) up to $5,000 of financial planning services; and (v) accrued vacation pay. The Multiple for Messrs. Dowdell and Rasmussen is three and for Messrs. Machala, Muir and Davis is two. If all or any portion of the benefits and payments provided to the executive would constitute an excess parachute payment within the meaning of Section 280G of the Internal Revenue Code resulting in the imposition on the executive of an excise tax, the payments and benefits will be "grossed-up" so as to place the executive in the same after-tax position as if no excise tax had been imposed.



PROPOSAL NO. 3:   SHAREHOLDER PROPOSAL REGARDING COMPOSITION OF THE BOARD OF
              DIRECTORS

     The following supporting statement and shareholder proposal have been co-submitted by Citizens Funds, 230 Commerce Way, Suite 300, Portsmouth, New Hampshire, the beneficial owner of 24,700 shares of the Company's Common Stock; A Territory Resource Foundation, 603 Stewart, Suite 1007, Seattle, Washington, the beneficial owner of 800 shares of the Company's Common Stock; and Phyllis Wiener, c/o Progressive Investment Management, 2435 SW 5th Avenue, Portland, Oregon, the beneficial owner of 3,060 shares of the Company's Common Stock:

                         "BOARD INCLUSIVENESS RESOLUTION"

Whereas:

Employees, customers, and stockholders make up a greater diversity of backgrounds than ever before. We believe that the board composition of major corporations should reflect the people in the workforce and market place of the 21st Century if our company is going to remain competitive.

The Department of Labor's 1995 Glass Ceiling Commission reported ("Good for
Business: Making Full Use of the Nation's Human Capital") that diversity and inclusiveness in the workplace positively impact the bottom line. A Covenant Fund report of the S&P 500 companies revealed that ". . . firms that succeed in the shattering their own glass ceiling racked up stock-market records that were nearly 2.5 times better than otherwise-comparable companies."

The Investor Responsibility Research Center (IRRC) reports that in 1996 inclusion at senior management levels was only 12 percent for the over 39,000 companies required to submit the EEO- 1 Report. The Glass Ceiling Commission reported that companies select from only half of the available talent within the U.S. workforce.

If we are to be prepared for the 21st Century, we must learn how to compete in an increasingly diverse global marketplace, by promoting and selecting the best qualified people regardless of race, gender or physical challenge. SunOil's CEO Robert Campbell stated (Wall Street Journal, 8/12/96): 'Often what a woman or minority person can bring to the board is some perspective a company has not had before---adding some modern-day reality to the deliberation process. Those perspectives are great of value, and often missing from an all-white, male gathering. They can also be inspirational to the company's diverse workforce.'

We believe that the judgement and perspectives of a diverse board will improve the quality of corporate decision-making. A growing proportion of stockholders is attaching a value to board inclusiveness, since the board is responsible for representing shareholder interests in corporate meetings. The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest U.S. institutional investor, recently issued a set of corporate governance guidelines which included a call for `diversity of directors by experience, sex, age, and race.'

We therefore, urge our company to enlarge its search for qualified board members.


RESOLVED: The Shareholders request that:

1. The Board Nominating Committee make a greater effort to locate qualified women and persons of color as candidates for nomination to the board.

2. The Board issue a public statement committing the company to a policy of board inclusiveness, with a program of steps to be taken and a timeline during which the company is expected to move in that direction.

3. The company provide to shareholders, at reasonable expense, a report by September 2001, which includes a description of:

     a.   Efforts to encourage diversified representation on the board
     b.   Criteria for board qualification
     c.   The process of selecting board nominees, and board committee members"


Board of Directors Opposition to Shareholder Proposal

The Board of Directors continues to believe this proposal does not serve the best interests of the Company or its shareholders and recommends a vote AGAINST it. A substantively identical proposal was submitted for consideration by the Company's shareholders last year. That proposal was defeated by substantially more than a majority of shareholders who voted on the issue, indicating shareholder agreement with management's recommendation that the proposal was not in the best interests of the Company or its shareholders.

The Company agrees with the merits of pursuing and developing a diverse work force and as a global company APC benefits from having employees of all backgrounds throughout the organization. We seek to employ individuals based on relevant job criteria regardless of race, creed, color, gender, age, religion, national origin, sexual orientation or physical limitations. For Board membership we seek to select and recommend the best qualified candidates based on relevant business experience, expertise, abilities and the desire and time to commit to a dynamic and fast moving Board such as ours. We do so without regard to race, creed, color, gender, age, religion, national origin, sexual orientation or physical limitations.

The composition of the Board has not inhibited the Company's ability to outperform many comparable companies over the years. APC is clearly ranked at the top of its industry, as well as among the best companies in the U.S. and the world. The Board has been instrumental in these achievements and as shareholders themselves they have a vested interest in the Company. Over the years they have led the Company from a small upstart of less than $10 million in annual revenues to a global leader in its industry with nearly$1.5 billion in annual revenues. Within the past year alone, APC has been added to the Fortune "1000" ranking of America's largest companies, the S&P 500 index and, for the third consecutive year, named to Forbes "Platinum 400" listing of "The Best Big Companies in America."

The proposal, as it is put forward, would unduly burden the Board and the Company with requirements that are overly restrictive, would limit the Company in its selection of qualified Board members, would result in incremental costs and the consumption of Company resources without corresponding benefit to the Company and would, therefore, be detrimental to the best interests of the Company and its shareholders.


THE BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

PERFORMANCE GRAPH

     The following graph illustrates a five year comparison of cumulative total shareholder return among the Company, the University of Chicago's Center for Research in Security Prices ("CRSP") Index for The Nasdaq Stock Market and the CRSP Index for Nasdaq Electronic Components Stocks (SIC 367, a peer group index which includes electronic components companies). The comparison assumes $100 was invested on December 31, 1995 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.


       COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG THE
 COMPANY, THE NASDAQ STOCK MARKET AND NASDAQ ELECTRONIC COMPONENTS STOCKS



                              [INSERT CHART HERE]



                         1995     1996     1997     1998     1999     2000
Broad Market Index(1)  $100.00  $123.00   $150.70  $212.50  $394.80  $237.40
Peer Group Index(2)     100.00   173.20    181.60   280.50   521.60   427.90
APC                     100.00   286.80    248.70   509.90   555.30   260.50

Assumes $100 invested on 12/31/95.
(1) CRSP Index for Nasdaq Stock Market
(2) CRSP Index for Nasdaq Electronic Components Stocks

INDEPENDENT ACCOUNTANTS

     The Company has again retained KPMG, LLP ("KPMG") as its independent auditors for the fiscal year ending December 31, 2001. A representative of KPMG will be at the Meeting and will be given the opportunity to make a statement if so desired and will be available to respond to appropriate questions from the shareholders.

Audit Fees

The aggregate fees billed for professional services rendered by KPMG for the audit of the Company's financial statements for the fiscal year ended December 31, 2000 and the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for the fiscal year ended December 31, 2000 were $815,540

Financial Information Systems Design and Implementation Fees

There were no fees billed for professional services rendered by KPMG for financial information systems design and implementation during the fiscal year ended December 31, 2000.

All Other Fees

The aggregate fees billed for all other services rendered by KPMG during the fiscal year ended December 31, 2000, exclusive of those services described above, were $4,191,151.

The Audit Committee of the Board of Directors has considered whether KPMG's provision of services, other than services rendered in connection with the audit or review of the Company's financial statements, is compatible with maintaining KPMG's independence.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors of the Company has adopted a written Audit Committee charter, a copy of which is reproduced in the Appendix to this proxy statement. As more fully detailed in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

  1. Monitoring the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

  2. Monitoring the independence and performance of the Company's independent auditors and internal auditing function.

  3. Providing an avenue of communication among the independent auditors, management, internal auditors and the Board of Directors.

     The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit committee has discussed with KPMG, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has also received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG matters relating to its independence from the Company.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     Each member of the Audit Committee is independent as defined under the current listing standards of the National Association of Securities Dealers.

     This report has been submitted by the members of the Audit Committee.

James D. Gerson
Ervin F. Lyon


SECTION 16 REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 2000, or written representations from certain reporting persons, the Company believes that all of its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities complied with all filing requirements applicable to them with respect to transactions during 2000, except that Mr. Vieau filed a late Form 4 which reported 17 transactions for February 2000, Mr. Lyon filed a late Form 4 which reported 19 transactions for February 2000, Mr. Davis filed a late Form 4 which reported 24 transactions for May 2000, and Mr. Landsman reported in his December 2000 Form 4 three transactions that occurred in November 2000.

SHAREHOLDER PROPOSALS

     The deadline for submission of proposals by shareholders pursuant to Rule 14a-8 issued under the Exchange Act, which are intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the next annual meeting of shareholders of the Company, is December 2, 2001. The deadline for submission of proposals of shareholders intended to be presented at the next annual meeting of shareholders of the Company (which are not otherwise submitted for inclusion in the proxy statement in accordance with the preceding sentence) is February 15, 2002. In submitting such proposals, shareholders must comply with the requirements set forth in both the Amended and Restated By-Laws of the Company and in Rule 14a-4(c)(2)(i)-(iii) under the Exchange Act. In order to curtail any controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.


EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In addition to soliciting shareholders by mail or by its regular employees, the Company may request banks and brokers to solicit their customers who have stock of the Company registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company, none of whom will receive additional compensation therefor, may also be made of some shareholders in person or by mail, telephone or telegram, following the original solicitation. The Company has retained Morrow & Co. Incorporated to assist in the solicitation of proxies, and will pay this company a fee of approximately $6,500 plus expenses.

                                                       Appendix


                      American Power Conversion Corporation
            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS


I.   AUDIT COMMITTEE PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

- Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

- Monitor the independence and performance of the Company's independent auditors and internal auditing department.

- Provide an avenue of communication among the independent auditors, management, internal auditors, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  AUDIT COMMITTEE COMPOSITION AND MEETINGS

Audit Committee members shall meet the requirements of the NASD Exchange. The Audit Committee shall be comprised of two or more (three or more, effective June 14, 2001) directors as determined by the Board, each of whom shall be independent non-employee directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

Audit Committee members shall be appointed by the Board and, if desired, may be appointed on recommendation of a Nominating Committee. The Audit Committee may have a Chairman, appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least two times annually, or more frequently as circumstances dictate. A record of the Committee's proceedings will be kept. The Committee should meet privately in executive session at least annually with management, internal auditors, and the independent auditors and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee or at least its Chair should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditor's limited review procedures.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

General

1.   The primary responsibilities of the Audit Committee are to:

  1.1. Oversee the financial reporting process and internal control systems.
  1.2. Oversee the audit function, both independent and internal.

  1.3. Oversee the annual consolidated financial statements and quarterly financial statements are prepared in accordance with GAAP.
  1.4. Oversee and supervise special investigations.
  1.5. Recommend to the Board the appointment of independent auditors and annually evaluate their independence.
  1.6. Approve audit plan of internal audit function.

Review Procedures

1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3. In consultation with the management, the independent auditors and the internal auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Review significant findings prepared by the independent auditors and the internal auditors together with management's responses.

4. Review with financial management and the independent auditors the Company's quarterly financial statements. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence, and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

7. Review the independent auditors audit plan - discuss scope, staffing, locations, reliance upon management and internal audit and general audit approach.

8.   Discuss  the  results of the audit with the independent auditors.   Discuss
     certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

9.   Consider  the  independent  auditors'  judgments  about  the  quality   and
     appropriateness of the Company's accounting principles as applied in its financial reporting.

Internal Audit Process and Legal Compliance

10. Review the plan, changes in plan, activities, organizational structure, and qualifications of the internal auditors, as needed.

11. Review the appointment, performance and replacement of the senior internal audit executive or third-party service provider, if outsourced.

12. Review significant reports prepared by the internal auditors together with management's response and follow-up to these reports.

13. When and where appropriate, the Company's general counsel and outside counsel will be asked to meet with the Audit Committee. Matters that may have a significant impact on the financial statements will be reviewed.

Other Audit Committee Responsibilities

14. The Audit Committee will comply with all regulations of the Securities and Exchange Commission and The NASDAQ Stock Market as they relate to disclosures and corporate governance.

15. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

16. Perform any other activities consistent with this Charter, the Company's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

17. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

18. Periodically review fees paid for external and internal audit services and other consulting services.

                 DIRECTIONS TO APC'S ANNUAL SHAREHOLDER MEETING

The meeting will take place on Thursday, June 7, 2001 at 10:00 a.m., local time, in the Main Conference Room at APC's St. Louis offices, located at 801 Corporate Centre Drive, St. Charles, MO 63304 (Tel: 636-300-2300)

From the West:
Take I-70 East to I-64/US 40 West/US 61 East (Exit 210-A)
Continue East on I-64/US 40/US 61 for approximately 10 miles
Turn left onto Corporate Centre Drive in the O'Fallon Corporate Center, and take first left into APC's parking lot

From the South:
Follow I-55 North to I-270 North to I-64/US 40/US61 West
Follow "Directions from South, North, East and Lambert Airport" below

From the North:
Follow I-55 Southwest to the I-55 - I-64/US 40/US 61 interchange at downtown St. Louis
Head West I-64/US 40/US 61 for approximately 24 miles
Follow "Directions from South, North, East and Lambert Airport" below

From the East:
Take I-64/US 40 West/US 61 East through downtown St. Louis
Continue east on I-64/US 40/US 61 for approx. 24 miles
Follow "Directions from South, North, East and Lambert Airport" below

If Traveling by Air:
Depart the Lambert Airport heading west to Natural Bridge Road
Follow approximately 3 miles to I-70 West
Follow I-70 for approximately 7 miles to exit 232 for I-270, Chicago/Memphis Follow I-270 for approximately 9 miles to exit 12, I-64/US 40/US-61, St. Louis/Wentzville
Follow "Directions from South, North, East and Lambert Airport" below

Directions from South, North, East and Lambert Airport:
Continue West on US 40 and cross over the Daniel Boone Bridge
Proceed through the stoplight at US 40 and Highway K
Turn right onto Corporate Centre Drive in the O'Fallon Corporate Center, and take first left into APC's parking lot

                        ________________________________

     Upon arrival please proceed through the main entrance. The Main Conference Room will open to shareholders at 9:00 a.m. Please allow adequate time to find parking, complete any check-in and to be seated prior to the 10:00 a.m. starting time.

     Please be aware that seating may be limited. Please bring valid picture identification, such as a driver's license or passport. You may be required to provide this upon entry to the meeting. Shareholders holding stock in brokerage accounts ("street name" holders) will also need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting.




                                      PROXY

                      AMERICAN POWER CONVERSION CORPORATION

                    Proxy for Annual Meeting of Shareholders

                                  June 7, 2001

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS




     The undersigned hereby appoints Rodger B. Dowdell, Jr. and Emanuel E. Landsman, and each of them, proxies, with full power of substitution, to vote all shares of stock of American Power Conversion Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 7, 2001, at 10:00 a.m. local time, in the Main Conference Room at APC's St. Louis Offices located at 801 Corporate Centre Drive, St. Charles, Missouri, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 18, 2001, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by written notice to the Clerk of the Company at any time before it is exercised or by delivering a later executed proxy to the Clerk of the Company at any time before the original proxy is exercised.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                SEE REVERSE SIDE

[ X ] Please mark votes as in this example.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEM 3.




1.   To fix the number of directors
     at five.

     FOR        AGAINST       ABSTAIN
     [  ]        [  ]           [  ]      [  ] MARK HERE IF YOU PLAN TO ATTEND
                                               THE MEETING

2.   To elect the Board of Directors
     for the ensuing year:                [  ] MARK HERE FOR ADDRESS
                                               CHANGE AND NOTE IT BELOW
      Nominees:  Rodger B. Dowdell, Jr.
                                            ___________________________________
      Emanuel E. Landsman, Neil E.
      Rasmussen, Ervin F. Lyon and James D. ___________________________________
      Gerson

     FOR       WITHHELD
       [  ]            [  ]               If signing as attorney, executor,
                                          trustee or guardian, please give your
                                          full title as such.  If stock is held
                                          jointly, each owner should sign.
   [  ]_______________________________
         For all nominees except as
         noted above
                                          _____________________________________
                                          Signature                Date
The Board of Directors recommends a
     vote "AGAINST" Item 3

3.   To consider and act upon a           _____________________________________
     shareholder proposal regarding       Signature                Date
     the composition of the Company's
     Board of Directors.

     FOR       AGAINST     ABSTAIN
     [  ]        [  ]       [  ]